Exhibit (d)(11)

FORM OF

FINANCIAL INVESTORS TRUST

INVESTMENT ADVISORY AGREEMENT

ALPS/GNI LONG-SHORT FUND

This Investment Advisory Agreement (this “Agreement”) is made and entered into as of this          day of                   , 2009, by and between ALPS Advisors, Inc., a Colorado corporation (the “Adviser”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”), on behalf of the funds listed in Appendix A hereto, as amended from time to time, each a series of the Trust (each, a “Fund” and collectively, the “Funds”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Trustees of the Trust (the “Board”) has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1                                         Appointment of the Adviser.  The Trust desires to employ the Fund’s capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Trust Instrument dated February 24, 1994, and in such Fund’s Prospectuses and the Statement of Additional Information as from time to time in effect (the “Prospectus”), and in the manner and to the extent as may from time to time be approved by the Board.  The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund.  The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

2.                                      Delivery of Fund Documents.  The Trust has furnished the Adviser with copies, properly certified or authenticated, of each of the following:

a.                                     Trust Instrument;

b.                                    Bylaws;

c.                                     Resolutions of the Board of Trustees of the Trust selecting ALPS Advisors, Inc. as the Adviser to the Fund and approving the form of this Agreement; and

d.                                    the Trust’s Form N-1A Registration Statement.

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3.                                      Services provided by the Adviser.  The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

a.                                     The Adviser shall have overall supervisory responsibility for the general management and investment of the Fund’s assets and securities portfolio subject to and in accordance with the investment objectives, policies and restrictions of the Fund set forth in its Prospectus, and any directions which the Board may issue to the Adviser from time to time.  Subject to the supervision and direction of the Board, the Adviser will, either directly or by employing suitable sub-advisers (each, a “Sub-Adviser” and collectively, the “Sub-Advisers”):  (a) act, and to the extent the Adviser takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to act, in strict conformity with the Trust’s Trust Instrument, the Trust’s Bylaws, the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time; (b) manage the Fund and furnish a continual investment program for the Fund in accordance with such Fund’s investment objective and policies as described in the Fund’s Prospectus; (c) make investment decisions for the Fund; (d) provide the Fund with investment research and statistical data, advice and supervision, data processing and clerical services; (e) provide the Trust with access to certain office facilities, which may be the Adviser’s own offices; (f) determine what securities shall be purchased for the Fund; what securities shall be held or sold by the Fund, and determine what portion of the Fund’s assets shall be held uninvested; (g) review asset allocations and investment policies with the Board every quarter; and (h) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of the Fund.  In addition, the Adviser will furnish the Trust with, among other things, whatever statistical information the Trust may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

b.                                    The Adviser will (a) advise the Board which Sub-Advisers the Adviser believes are best suited to invest the assets of the Fund; (b) monitor and evaluate the investment performance of each Sub-Adviser employed by the Fund; (c) allocate and reallocate the portion of the Fund’s assets to be managed by each Sub-Adviser; (d) recommend changes of or additional Sub-Advisers when deemed appropriate by the Adviser; (e) coordinate and monitor the investment activities of the Sub-Advisers to ensure compliance with the Fund’s investment objectives, policies and restrictions as described in the Fund’s Prospectus and applicable laws, including the 1940 Act and the Code; and (f) implement procedures reasonably designed to ensure that the Sub-Adviser comply with the Fund’s investment objectives, policies and restrictions.  The appointment of Sub-Advisers shall be subject to approval by the Board and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the Trust.

c.                                     The Adviser shall initially determine the securities that will be applicable that day to redemption requests received for each Fund as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust’s custodian with respect to such designations).

d.                                    The Adviser will keep the Trust informed of developments materially affecting the Fund, and will, on its own initiative or upon request from the Trust or the Board, furnish the Trust from time to time with whatever information the Adviser or the Board believes is appropriate for this purpose.

e.                                     The Adviser will make available and provide financial, accounting and statistical information concerning the Adviser required by the Fund in the preparation of registration statements, reports and other documents required by federal and state securities laws, and such other information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Fund’s shares.

f.                                       The Adviser will adopt a written code of ethics complying with the requirements of Rule 204A-1 under the Advisers Act and of Rule 17j-1 under the 1940 Act, and will provide the Fund with a copy of the code of ethics and evidence of its adoption.  Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, or at any other time required by the Board, the President or a Vice President or other officer of the Adviser shall certify to the Fund that the Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.  Upon the written request of the Fund, the Adviser shall permit the Fund, its employees or its agents to examine the reports required to be made by the Adviser by Rule 17j-1(c)(2)(ii).

g.                                      The Adviser will maintain and implement compliance policies and procedures that are reasonably designed to ensure its compliance with Rule 206(4)-7 of the Advisers Act and to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act).  The Adviser also will provide the Fund’s Chief Compliance Officer with periodic reports regarding the Adviser’s compliance with the Federal Securities Laws and the Adviser’s compliance policies and procedures, which may include, from time to time, a copy and/or summary of such compliance policies and procedures, and a report of the annual review determining the effectiveness of such compliance policies and procedures.

h.                                      The Adviser will maintain and preserve all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder and shall file with the U.S. Securities Exchange Commission all forms pursuant to Section 13F and 13G of the Securities Exchange Act of 1934, as

amended, with respect to its duties as are set forth herein.  The records relating to the services provided under this Agreement shall be the property of the Fund.

i.                                          The Adviser will review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis.  The Fund will provide such documents to Adviser in a reasonable timeframe prior to the due date.  In addition, the Adviser and each officer and portfolio manager thereof designated by the Fund will provide on a timely basis such certifications or sub-certifications as the Fund may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer.

4.                                      Allocation of Charges and Expenses.  The Adviser will make available, without expense to the Trust or the Fund, the services of such of its officers, directors and employees as may be duly elected as officers or trustees of the Trust, subject to the individual consent of such persons to serve and to any limitations imposed by law.  The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with management of the Fund.  The Adviser will not be required to pay any investment advisory related expenses of the Fund other than those specifically allocated to it in this paragraph.  In particular, but without limiting the generality of the foregoing, the Fund will be required to pay brokerage and other expenses of executing Fund transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business.

5.                                      Compensation of the Adviser.  In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 1.30% of the Fund’s daily net assets during the month.  The Adviser will compensate the Sub-Advisers as provided in the Sub-Advisory Agreements entered into with the Sub-Advisers from time to time.

6.                                      Services to other Accounts.  The Trust understands that the Adviser acts as investment adviser to other managed accounts, and the Trust has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances.  The Trust recognizes that in some cases this procedure may affect adversely the price paid or received by the Fund or the size of the position purchased or sold by the Fund.  In addition, the Trust understands that the persons employed by the Adviser to provide service to the Fund in connection with the performance of the Adviser’s duties under this Agreement will not devote their full time to that service.  Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any “affiliated person” of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

7.                                      Brokerage and Avoidance of Conflicts of Interest.  In connection with purchases or sales of Fund securities for the account of the Fund, neither the Adviser nor any of its directors, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales.  The Adviser or its agents shall arrange for the placing of all orders for the purchase and sale of Fund securities for the Fund’s account with brokers or dealers selected by the Adviser.  In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for the Fund the most favorable execution and net price available and will consider all factors the Adviser deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm involved and the firm’s risk in positioning a block of securities.

The parties agree that it is in the interests of the Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to such Fund than may result when brokerage is allocated to other brokers on the basis of the best price and execution.  The Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Board from time to time.  In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Adviser exercises investment discretion.

8.                                      Representations.

a.                                       The Trust makes the following representations to the Adviser:

(1)                                  The Fund is a series of the Trust that is duly registered as an open-end investment company under the 1940 Act.

(2)                                  The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of its Board of Trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement.

(3)                                  The execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s Trust Instrument, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

(4)                                  This Agreement is a valid and binding agreement of the Trust, enforceable against it in accordance with the terms hereof.

b.                                      The Adviser makes the following representations to the Trust:

(1)                                  The Adviser is a Colorado corporation duly registered as an investment adviser under the Advisers Act.

(2)                                  The Adviser will discharge its duties as investment adviser to the Fund in accordance with the applicable provisions of the 1940 Act and the Advisers Act and of the rules and regulations thereunder.

(3)                                  The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its shareholder and Board of Directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement.

(4)                                  The execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s certificate of incorporation or by-laws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

(5)                                  The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(6)                                  This Agreement is a valid and binding agreement of the Adviser, enforceable against it in accordance with the terms hereof.

9.                                      Standard of Care; Limitation of Liability.  The Adviser will exercise its best judgment in rendering the services described herein.  The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a material breach of the Adviser of an Adviser representation or warranty made herein, willful misfeasance, bad faith or gross negligence on its part in the performance of the Adviser’s duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act).

10.                                Voting.  The Adviser will take any action and provide any advice with respect to the voting of securities held by the Fund in accordance with the Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time.

11.                                Duration and Termination of this Agreement.  This Agreement shall remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Board who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board or of a majority of the outstanding voting securities of the Trust.  The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, on sixty (60) days’ written notice, be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Fund, individually, or by the Adviser.  This Agreement shall automatically terminate in the event of its assignment.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

12.                                Amendment of this Agreement.  A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.  An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors who are not interested persons of the Adviser or of the Trust.  To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

13.                                Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

ALPS Advisors, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

To the Trust or the Fund at:

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

14.                                Governing Law.  This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by Colorado law, without regard to conflicts of laws provisions of such state, in a manner not in conflict with the provisions of the 1940 Act.

15.                                Miscellaneous.  Neither the holders of shares of the Fund nor the officers or trustees of the Trust in their capacities as such shall be personally liable hereunder.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.                                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ALPS ADVISORS, INC.	FINANCIAL INVESTORS TRUST

By:	By:
Name:	Name:
Title:	Title:

Appendix A

ALPS/GNI Long-Short Fund — Classes A and I